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                                                                    Exhibit 21.1



SUBSIDIARIES OF THE REGISTRANT

DTM GmbH
     Incorporated under the laws of Germany
     Corporate office at Otto-Hahn-Strasse 6, Hilden, Germany
     100% owned by DTM Corporation

DTM (UK) Ltd.
     Incorporated under the laws of the United Kindom
     Corporate office at 1301 Stratford Rd., Holgreen, Birmingham, United
     Kingdom
     100% owned by DTM Corporation

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